Exhibit 10.24

SECOND AMENDMENT TO EXECUTIVE AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE AGREEMENT is made and entered into as of the 5th day of June, 2008, between and among Roundy’s Acquisition Corp., a Delaware corporation (the “Company”), Roundy’s Supermarkets, Inc. (f/k/a/ “Roundy’s, Inc.”), a Wisconsin corporation (“Roundy’s”) and Robert A. Mariano (“Executive”).

The Company, Roundy’s and Executive are parties to an “Executive Agreement” dated as of June 6, 2002, and amended as of February 21, 2007 (collectively, as amended, the “Original Agreement”), pursuant to which, among other things, Executive has acquired certain shares of the capital stock of the Company and is employed by Roundy’s.  The parties wish to amend the Original Agreement pursuant to the terms herein.

NOW THEREFORE, the parties agree that:

1)         Section 12(c) of the Original Agreement, including the “Salary Bonus Schedule”, is hereby deleted in its entirety and replaced with the following:

(c)           Bonus.  Executive shall be eligible to receive an annual bonus following the end of each year during the Employment Period (the “Salary Bonus”) in accordance with the Executive Bonus Plan for the applicable year approved by the Compensation Committee of the Board of Directors of Roundy’s.  Such bonus, if any, shall be paid no later than March 15 of the year immediately following the end of the fiscal year of Roundy’s for which it was earned.

2)         Section 13(a) of the Original Agreement is hereby amended to change the word “sixth” as it appears in that section to “seventh.”

3)         Section 13(d) of the Original Agreement is amended to read, in its entirety, as follows:

“(d)         In the event that Executive’s employment is terminated by Roundy’s without Cause, by Executive with Good Reason or because of Roundy’s failure to extend Executive’s Employment Period hereunder beyond the then applicable Employment Period, following such Termination and so long as Executive executes and delivers to the Company within twenty-one (21) days following the Termination Date the General Release in the form, subject to any changes that may be reasonably required to effectuate a valid release/ waiver under the Age Discrimination in Employment Act of 1967, of Annex D attached hereto, and provided further that the termination of Executive’s employment constitutes a “Separation from Service” within the meaning of Section 409A of the Code and the applicable regulations and other guidance promulgated by the Internal Revenue Service thereunder, Roundy’s shall (i) pay Executive one year of his annual Base Salary (as in effect on the Termination Date) and a prorated portion of any Salary Bonus, and (ii) continue to provide Executive his existing health and welfare benefits until the first anniversary of the Termination Date; provided, however, in the event that Executive’s employment is terminated within six (6) months following the consummation of a Change of Control or Executive resigns within six (6) months following the consummation of a Change of Control, Roundy’s shall provide health coverage to Executive (and Executive shall bear 50% of the cost of such health coverage for Executive and his eligible dependents, “cost” for this purpose to mean the amount determined under Section 604 of the Employee Retirement Income Act of 1974, as amended (or any successor provision thereto)) until the earlier to occur of (x) Executive’s attaining the age of 65, and (y) Executive’s employment with another company offering comprehensive health benefits to Executive, provided that in the event Executive dies prior to attaining the age of 65, Roundy’s shall provide health coverage to Executive’s spouse and his eligible dependents until Executive’s spouse attains the age of 65.  For purposes of the preceding sentence, the health coverage shall be substantially similar to the health coverage provided by Roundy’s to a similarly-situated executive employee who has not incurred a termination of employment, and shall be subject to Section 13(e) below.  Each severance payment hereunder shall be payable in accordance with Roundy’s normal payroll procedures and cycles (provided, that health benefits shall be paid no later than the last day of the Executive’s tax year following the year in which the expense was incurred) and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law.  After payment of the severance amounts described in this Section 13(d), Roundy’s shall have no obligation to make any further severance or other payment to or on behalf of Executive except as otherwise expressly contemplated hereby.  Notwithstanding the foregoing, in the event that Executive shall breach any of Executive’s obligations under Sections 14, 15 or 16 of this Agreement, then, in addition to any other rights that Roundy’s may have under this Agreement or otherwise, Roundy’s shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 13; provided that in the event Executive is either terminated or resigns within six (6) months following the consummation of a Change of Control, Roundy’s shall not be relieved from, and shall be obligated to provide, health coverage that Executive is entitled to receive pursuant to the terms of this Section 13; provided further that in order for Roundy’s to be relieved of any of its obligations pursuant to this Section 13, either Executive shall have agreed in writing that a breach of his obligations under Sections 14, 15 or 16 has occurred, a court shall have determined that a material breach of his obligations under Sections 14, 15 or 16 has occurred, or pursuant to Section 20(o) herein, an arbitrator has determined that that a material breach of his obligations under Sections 14, 15 or 16 has occurred.”

4)         A new Section 13(e) is added to the Original Agreement, to read as follows:

“(e)         Any health benefits provided to Executive pursuant to the preceding Section 13(d) shall include reimbursement for only such expenses as are eligible for reimbursement pursuant to Roundy’s other health insurance or self-insured health benefit plans as in effect from time to time for its other executive employees, and in any event shall include only expenses eligible under section 213 of the Code (without regard to the requirement that such expenses exceed 7.5% of adjusted gross income).  In no event shall Executive be entitled to payment of cash or any other benefit, compensation or remuneration in lieu of or in exchange for any such health benefits, nor shall the amount of such benefits payable or reimbursable for any taxable year affect (positively or negatively) the amount of any such benefits payable or reimbursable in any prior or future taxable year.”

5)         In all other respects the Original Agreement shall remain in full force and effect in accordance with its original terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Second Amendment, as of the date first written above.

ROUNDY’S ACQUISITION CORP.		ROUNDY’S SUPERMARKETS, INC.

By:	/s/ John R. Willis	By:	/s/ Edward G. Kitz
	John R. Willis, Vice President & Sec’y		Edward G. Kitz, Group V. P. - Legal, Risk & Treasury

EXECUTIVE:

/s/ Robert A. Mariano
Robert A. Mariano

By their signatures below, the undersigned “Investors” (as that term is defined in the Original Agreement), collectively holding a majority of the common and preferred stock of the Company, hereby consent to and approve the foregoing First Amendment to Executive Agreement.

WILLIS STEIN & PARTNERS III, L.P.		WILLIS STEIN & PARTNERS DUTCH III-A, L.P.

By:	/s/ Avy H. Stein	By:	/s/ Avy H. Stein
	Avy H. Stein, Manager		Avy H. Stein, Manager

WILLIS STEIN & PARTNERS DUTCH III-B, L.P.		WILLIS STEIN & PARTNERS III-C, L.P.

By:	/s/ Avy H. Stein	By:	/s/ Avy H. Stein
	Avy H. Stein, Manager		Avy H. Stein, Manager